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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No__)




                                SIERRA BANCORP
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                               (Name of Issuer)



                                 Common Stock
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                        (Title of Class of Securities)


                                   82620P102
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                                 (CUSIP Number)



                                    8/09/01
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 82620P102                                      PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Howard H. Smith

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            500,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             500,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      500,000
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.37%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

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                                                                     PAGE 3 OF 4
CUSIP No. 82620P102

Item 1:   (a)  Issuer:                       Sierra Bancorp
          (b)  Principal Executive Offices:  86 North Main Street,
                                             Porterville, CA. 93257

Item 2:   (a)  Person Filing:        Howard H. Smith
          (b)  Address:              421 East Morton, Porterville, CA  93257
          (c)  Citizen of the U.S.A.
          (d)  Class of Securities:  Common Stock, no par value
          (e)  Cusip #82620P102

Item 3:   N/A

Item 4:   (a)    Total Shares Beneficially Owned:        500,000
          (b)    Percentage of Ownership:                5.37%
          (c)(i) Shares with Sole Voting Power:          500,000 (includes
                                                         100,000 vested option
                                                         shares)
            (ii) Shares with Shared Voting Power:        None
           (iii) Shares with Sole Investment Power:      Same shares as Item i
                                                         above
            (iv) Shares with Shared Investment Power:    None

Item 5:   N/A
Item 6:   N/A
Item 7:   N/A
Item 8:   N/A
Item 9:   N/A

Item 10: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                                                     PAGE 4 OF 4

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 11, 2002
                              --------------------------------
                                    Date

                              /s/ Howard H. Smith
                              --------------------------------
                                     Signature

                              Howard H. Smith, Director
                              --------------------------------